Exhibit 99.1

Community West Bancshares Earns $819,000 in First Quarter 2012

GOLETA, Calif.--(BUSINESS WIRE)--April 30, 2012--Community West Bancshares (Community West), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported net income of $819,000 in the first quarter of 2012 (1Q12) compared to net income of $595,000 in the first quarter a year ago (1Q11).

“In the first quarter, we worked aggressively to improve our core banking strategy by implementing a plan to reorganize the operations of the company. This operational restructuring plan is aimed at restoring health and stability to the organization by strengthening the balance sheet, aligning our operations with the current market environment, focusing on our footprint and restoring the bank to sustainable profitability,” stated Martin E. Plourd, President and Chief Executive Officer. “While we have made meaningful progress in all of these areas during the quarter, the continuing high level of non-performing assets and related credit costs continue to hamper our operating results. We will remain diligent in our efforts to reduce credit costs in future periods.”

1Q12 Financial Highlights

  Net income increased 38% to $819,000 in 1Q12, compared to $595,000 in 1Q11.
  Sold $10.1 million in SBA loans for a gain of $973,000.
  Net interest margin was 4.48% in 1Q12, compared to 4.84% in 4Q11 and 4.53% in 1Q11. The high margin in 4Q11 was primarily due to the reversal of loans previously on nonaccrual.
  Core deposits increased by 4% compared to a year ago, and now comprise 79% of total deposits.
  Nonaccrual loans were $38.3 million, or 7.37% of total loans at March 31, 2012, compared to $28.7 million, or 5.23% of total loans at December 31, 2011.
  Net real estate owned (REO), after subtracting the SBA guarantee, and repossessed assets decreased 12.0% to $4.9 million at March 31, 2012 compared to $5.6 million three months earlier and decreased 28.7% compared to $6.9 million a year earlier.
  The total allowance for loan losses equaled 3.19% of total loans held for investment at March 31, 2012, compared to 3.24% at December 31, 2011 and 2.62% a year ago.
  Community West Bank’s Total risk-based capital ratio was 12.43% and Tier 1 leverage ratio was 8.52% at March 31, 2012, an increase compared to the Bank’s Total risk-based capital ratio of 11.80% and Tier 1 leverage ratio of 8.26% at December 31, 2011.

Including $262,000 of preferred stock dividends, the net income applicable to common stockholders was $557,000, or $0.08 per diluted share, in 1Q12 compared to net income applicable to common stockholders of $333,000, or $0.05 per diluted share, in 1Q11.

Credit Quality

Nonaccrual loans totaled $38.3 million, or 7.37% of total loans at March 31, 2012 compared to $28.7 million, or 5.23% of total loans at December 31, 2011 and $23.6 million, or 4.06% of total loans at March 31, 2011. The increase in nonaccrual loans was primarily in the manufactured housing and commercial real estate loan portfolios.

Of the $38.3 million in nonaccrual loans, $24.5 million, or 63.9% were real estate loans, $1.4 million, or 3.6% were SBA loans, $11.2 million, or 29.3% were manufactured housing loans, $1.2 million, or 3.1% were commercial loans and $31,000, or 0.1% were other installment loans.

Net real estate owned (REO), after subtracting the SBA guarantee, and repossessed assets decreased 12.0% to $4.9 million at March 31, 2012 compared to $5.6 million three months earlier and decreased 28.7% compared to $6.9 million a year earlier.

Nonaccrual loans plus net REO and repossessed assets totaled $43.2 million, or 6.94% of total assets, at March 31, 2012 compared to $34.3 million, or 5.41% of total assets, three months earlier and $30.5 million, or 4.58% of total assets, a year ago. Net charge-offs totaled $2.5 million in 1Q12 compared to $4.9 million in 4Q11 and $1.1 million in 1Q11.

Community West’s loan loss provision was $2.0 million in 1Q12 compared to $5.9 million in 4Q11 and $983,000 in 1Q11. The allowance for loan losses totaled $14.7 million at quarter-end, equal to 3.19% of total loans held for investment, compared to 3.24% at December 31, 2011 and 2.62% a year ago.

Income Statement Review

Net interest income was $6.5 million in 1Q12 compared to $7.3 million in 4Q11 and $7.1 million in 1Q11. The first quarter net interest margin was 4.48% compared to 4.84% in 4Q11 and 4.53% in 1Q11.

“During the first quarter we sold $10.1 million in SBA loans for a gain of $973,000,” said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. As a result, non-interest income increased to $1.9 million in 1Q12 compared to $790,000 in 4Q11 and $738,000 in 1Q11.

“While salary and employee benefits were lower than in the preceding quarter and in the year ago quarter, they were offset by higher than normal charges related to losses and writedowns of foreclosed real estate and repossessed assets,” said Baltuskonis. “We expect collection expenses and costs associated with real estate to remain elevated as we work down our inventory of nonperforming assets.” Non-interest expenses were $5.6 million in 1Q12 compared to $5.3 million in 4Q11 and $5.8 million in 1Q11.

Balance Sheet

Following the sale of $10.1 million of SBA loans during the first quarter, net loans were $504.6 million at March 31, 2012 compared to $532.7 million at December 31, 2011 and $567.7 million a year ago. Commercial real estate loans outstanding were down 9.2% from year ago levels to $164.4 million at March 31, 2012 and comprise 31.7% of the total loan portfolio. Manufactured housing loans were down 3.8% from year ago levels to $185.5 million and represent 35.7% of total loans. Commercial loans were down 19.2% compared to a year ago and represent 7.7% of the total loan portfolio and SBA loans decreased 21.2% from a year ago and now represent 18.5% of the total loan portfolio.

“We continue to focus on gathering core deposits and as a result these balances have increased $15.3 million year-over-year and now comprise 79% of total deposits,” said Baltuskonis. “Due to planned reductions in certificates of deposit, total deposit balances, however, have declined.” Total deposits were $510.8 million at March 31, 2012 compared to $511.3 million at December 31, 2011 and $527.6 million a year ago.

Non-interest-bearing accounts increased 14.7% to $55.0 million at March 31, 2012 compared to $48.0 million a year ago. Interest-bearing accounts increased 3.8% to $291.5 million at quarter-end compared to $281.0 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit now total $402.8 million at March 31, 2012 compared to $ 387.4 million a year earlier.

Total assets were $623.2 million at March 31, 2012 compared to $633.3 million at December 31, 2011 and $665.5 million a year earlier. Stockholders’ equity was $51.1 million at quarter-end compared to $50.6 million at December 31, 2011 and $62.2 million a year earlier. Book value per common share was $6.01 at quarter-end compared to $5.94 at the end of December 2011 and $7.92 a year ago.

Recent Developments

As previously announced, the Board of Directors of the Bank signed an agreement with the Office of the Comptroller of the Currency (OCC), its primary regulator, on January 26, 2012.

“In the last 90 days we have made considerable progress on addressing the areas of concern that have been raised by our regulators as part of our ongoing efforts to strengthen our operations,” said Plourd. “We will continue to work closely with the OCC to ensure that Community West Bank meets the highest standards of strength, security and performance.”

Community West Bank completed the following actions within the last 90 days to streamline the balance sheet and enhance its capital position:

  Closed remaining (CO, OR, UT and WA) out-of-state SBA lending operations in February 2012.
  Sold $10.1 million of guaranteed SBA loans in March 2012, generating a net gain of $973,000
  Prepaid $5 million of FHLB advances in March 2012 and another $17 million in April 2012.
  Sold $4 million of investment securities at a net gain of $121,000.

“We will continue to act aggressively on our core banking strategy to strengthen our balance sheet, align our operations with the current market environment and restore the Bank to profitability,” said Plourd. “While we have begun to orderly reduce our asset size to address our capital ratio requirement, we are continuing to review our loan loss reserves prudently while building our core deposit base and diversifying our sources of stable funding.”

Also, as previously announced, on April 23, 2012, the Board of Directors of the Company signed an agreement with the Federal Reserve Board (FRB), its primary regulator, which contained many of the same issues noted in the OCC agreement. Among other actions that will require prior FRB approval, the agreement provides that the Company will not be allowed to pay any dividends on its capital stock without prior approval of the FRB. Although the Company has not received formal notification from the FRB, we were informed that the FRB will not be approving payment of the dividend on the Preferred Shares (as defined below) due on May 15, 2012.

On April 27, 2012, the Company filed a Registration Statement under the Securities Act of 1933 on Form S-1 with the Securities and Exchange Commission relating to the resale of up to 15,600 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (Preferred Shares), a warrant to purchase up to 521,158 shares of our common stock, no par value at an exercise price of $4.49 per share (Warrant), and the shares of our common stock that may be acquired upon the exercise of the Warrant. The Preferred Shares and Warrant were issued on December 19, 2008 by the Company to the U.S. Department of the Treasury as part of the participation in the Troubled Asset Relief Program – Capital Purchase Program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Interest income
Loans	$8,082	$9,026	$9,044
Investment securities and other	239	252	286
Total interest income	8,321	9,278	9,330
Interest expense
Deposits	1,265	1,395	1,670
Other borrowings and convertible debentures	528	555	591
Total interest expense	1,793	1,950	2,261
Net interest income	6,528	7,328	7,069
Provision for loan losses	1,983	5,940	983
Net interest income after provision for loan losses
	4,545	1,388	6,086
Non-interest income
Other loan fees	250	394	230
Gain on loan sales	1,097	99	82
Other	541	297	426
Total non-interest income	1,888	790	738
Non-interest expenses
Salaries and employee benefits	2,885	2,921	3,109
Occupancy and equipment expenses	495	483	505
FDIC assessment	426	216	302
Professional services	325	301	215
Loss on sale and write-down of foreclosed real estate and repossessed assets
	409	514	459
Other operating expenses	1,074	879	1,219
Total non-interest expenses	5,614	5,314	5,809
Income (loss) before income taxes	819	(3,136)	1,015
Provision for income taxes	-	5,417	420

NET INCOME (LOSS)	$819	$(8,553)	$595

Preferred stock dividends	262	262	262

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$557	$(8,815)	$333

Earnings (loss) per common share:
Basic	$0.09	$(1.47)	$0.06
Diluted	$0.08	$(1.47)	$0.05

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2012	2011	2011

Cash and cash equivalents	$43,145	$22,679	$15,264
Interest-earning deposits in other financial institutions	5,403	240	290
Investment securities	32,146	38,923	39,028
Loans:
Commercial	39,906	42,058	49,413
Commercial real estate	164,437	168,812	181,043
SBA	96,239	111,786	122,119
Manufactured housing	185,539	189,331	192,920
Single family real estate	11,518	11,789	12,478
HELOC	20,527	20,719	20,728
Consumer	362	312	408
Mortgage loans held for sale	818	3,179	1,758
Total loans	519,346	547,986	580,867

Loans, net
Held for sale	58,460	77,303	77,440
Held for investment	460,886	470,683	503,427
Less: Allowance	(14,705)	(15,270)	(13,172)
Net held for investment	446,181	455,413	490,255
NET LOANS	504,641	532,716	567,695

Other assets	37,890	38,790	43,262

TOTAL ASSETS	$623,225	$633,348	$665,539

Deposits
Non-interest-bearing	$54,986	$49,894	$47,951
Interest-bearing	291,529	289,796	280,989
Savings	19,579	19,429	21,844
CDs over 100K	121,993	128,254	137,423
CDs under 100K	22,712	23,889	39,410
Total Deposits	510,799	511,262	527,617
Other borrowings	58,852	68,852	71,872
Other liabilities	2,464	2,608	3,807
TOTAL LIABILITIES	572,115	582,722	603,296

Stockholders' equity	51,110	50,626	62,243

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$623,225	$633,348	$665,539

Shares outstanding	5,990	5,990	5,981

Book value per common share	$6.01	$5.94	$7.92

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Return on average common equity	9.07%	-77.06%	4.98%
Return on average assets	0.52%	-5.36%	0.35%
Efficiency ratio	66.71%	65.46%	74.41%
Net interest margin	4.48%	4.84%	4.53%

	Quarter Ended	Quarter Ended	Quarter Ended
AVERAGE BALANCES	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Average assets	$631,547	$637,790	$672,504
Average earning assets	586,399	600,180	633,204
Average total loans	540,763	554,759	587,193
Average deposits	511,634	512,661	534,008
Average equity (including preferred stock)	51,209	59,428	62,638
Average common equity (excluding preferred stock)	36,112	44,397	47,808

EQUITY ANALYSIS	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Total equity	$51,110	$50,626	$62,243
Less: senior preferred stock	15,141	15,074	14,874
Total common equity	$35,969	$35,552	$47,369

Common stock outstanding	5,990	5,990	5,981
Book value per common share	$6.01	$5.94	$7.92

ASSET QUALITY	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Nonaccrual loans	$38,290	$28,670	$23,583
Nonaccrual loans/total loans	7.37%	5.23%	4.06%
REO and repossessed assets	$5,776	$6,701	$9,664
Less: SBA-guaranteed amounts	844	1,099	$2,743

Net REO and repossessed assets	$4,932	$5,602	$6,921
Nonaccrual loans plus net REO	43,222	34,272	$30,504
Nonaccrual loans plus net REO/total assets	6.94%	5.41%	4.58%
Net loan charge-offs in the quarter	$2,548	$4,919	$1,113
Net charge-offs in the quarter/total loans	0.49%	0.90%	0.19%

Allowance for loan losses	$14,705	$15,270	$13,172
Plus: Reserve for undisbursed loan commitments	206	356	229
Total allowance for credit losses	$14,911	$15,626	$13,401
Total allowance for loan losses/total loans held for investment	3.19%	3.24%	2.62%
Total allowance for loan losses/nonperforming loans	38.40%	53.26%	55.85%

Community West Bancshares
Tier 1 leverage ratio	8.08%	7.91%	9.22%
Tier 1 risk-based capital ratio	10.61%	10.08%	11.60%
Total risk-based capital ratio	13.52%	12.92%	14.34%

Community West Bank
Tier 1 leverage ratio	8.52%	8.26%	9.41%
Tier 1 risk-based capital ratio	11.15%	10.53%	11.84%
Total risk-based capital ratio	12.43%	11.80%	13.11%

INTEREST SPREAD ANALYSIS	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Yield on interest-bearing deposits	1.10%	1.20%	1.39%
Yield on total loans	6.01%	6.45%	6.25%
Yield on investments	2.23%	2.24%	2.56%
Yield on earning assets	5.71%	6.13%	5.98%

Cost of deposits	0.99%	1.08%	1.27%
Cost of FHLB advances	2.43%	2.39%	2.63%
Cost of interest-bearing liabilities	1.37%	1.46%	1.64%

CONTACT:
Community West Bancshares
Charles G. Baltuskonis, EVP & CFO
805-692-5821
www.communitywestbank.com